EXHIBIT C

Form of Nominee Agreement

JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, New York  10153

_________, 2012

[Name]
[Address]

Dear [Name]:

This will confirm our understanding and agreement as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of JANA Master Fund, Ltd., a Cayman Islands exempted company (the "Nominating Party"), to stand for election as a director of Agrium Inc. (the "Company") in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by the Nominating Party and certain other parties in respect of the 2013 annual meeting of shareholders of the Company expected to be held in May 2013 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or appointment or election by other means, and to serve as a director of the Company if so elected or appointed.  You further agree to perform such other services as reasonably requested by the Nominating Party or its affiliates in furtherance of its effort to maximize shareholder value at the Company, including, without limitation, (i) providing true and complete information concerning your background and experience as may be requested by the Nominating Party and assisting in the completion of, and completing, all such necessary documentation and filings in connection therewith; (ii) participating in meetings in person or by other means as requested with various groups including shareholders, analysts and the board and management of the Company; and (iii) if appointed or elected, serving as a director of the Company.  The undersigned agrees to pay the costs of the Proxy Solicitation as well as any pre-approved expenses incurred by you for travel or other expenses related to the performance of the services to be provided under this agreement.  The undersigned also agrees to pay you, on the terms and subject to the conditions set out in Annex A hereto, (i) US$50,000 within ten (10) business days of the date hereof to compensate you for the time and effort associated with serving as a member of the Slate and (ii) (A) in the event that you are appointed or elected and serve as a director of the Company for the remainder of the term to which you are appointed or elected, the First Profit Participation Amount (as defined in Annex A), provided that if you serve only a partial term you shall receive a pro rata portion of the First Profit Participation Amount based on the number of months constituting such term which are served, or (B) in the event that you are not appointed or elected as a director of the Company, the Second Profit Participation Amount (as defined in Annex A).  You understand and agree that such compensation may not be paid to you, or that you may be required to refund such compensation, in the event that this Agreement is terminated by the undersigned for Cause, as more fully set out in Annex A. In the event of your death or disability prior to the payment of such compensation, such compensation shall be paid on a pro rata basis as reasonably determined by the Nominating Party to your estate or designated legal representative.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of the Company.  Accordingly, the undersigned is relying upon your agreement to serve on the Slate and to perform such duties or tasks in connection therewith as reasonably requested by JANA from time to time as set forth above.  In that regard, you are being supplied with a questionnaire (the "Questionnaire") in which you will provide the undersigned with information necessary for it to make appropriate disclosure to the Company (if necessary) and to use in creating the proxy materials to be sent to shareholders of the Company and filed with the applicable securities regulators in connection with the Proxy Solicitation.  You agree that (i) you will promptly complete and sign the Questionnaire and return it to the undersigned, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information necessary for the Nominating Party to put forth your nomination as a director as may be requested by the undersigned.  In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the undersigned the attached instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and completed Questionnaire (or summary thereof) to the Company, and we may at any time, in our discretion, disclose the information contained therein, as well as the existence and contents of this letter.

The undersigned agrees that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to services provided under this agreement or the Proxy Solicitation.  Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof.  Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are elected.

Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of applicable law in connection with the Proxy Solicitation unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation.  You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims.  In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned.  The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent.  However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) a release of you from any and all liability in respect of such claim.  If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

Each of us recognizes that should you be elected to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the shareholders of the Company and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of the Company.

During the course of carrying out your obligations under this letter agreement, you will have access to and be entrusted with detailed confidential information relating to the business and plans of the undersigned (which term, for the purposes hereof, shall include any affiliates, subsidiaries or related organizations of JANA), including, without limitation, the undersigned’s present and future intentions regarding its investment in the Company (the “Confidential Information”).  The Confidential Information is the sole property of the undersigned.  Therefore, you agree that, during the term of this letter agreement and at all times thereafter, you will not, without prior written authorization from the undersigned or as may be required by law: (i) reveal, disclose or make known any of the Confidential Information to any person; or (ii) use the Confidential Information for any purpose other than for the benefit of JANA as contemplated hereby.  The foregoing does not apply to information that is in the public domain or that has been publicly disclosed without breach or any wrongdoing by you. The terms and conditions of this letter agreement are considered Confidential Information; as a result, you agree that you will not discuss the terms and conditions of this letter agreement (nor any offer made to you regarding a directorship) with anyone other than your legal counsel.

You and other family members and affiliates may invest in securities of the Company, provided that (i) you and such individuals agree to consult with the undersigned and provide necessary information so that we may comply with any applicable disclosure or other obligations which may result from such investment, (ii) the undersigned or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto and (iii) you and such individuals agree to hold any such securities purchased on or after the date of this Agreement until the earlier of (1) the Company’s next annual meeting of shareholders and (2) the date that the Nominating Party and its affiliates have sold more than 20% of the shares of the Company held by them as of the first trading day following execution of this Agreement, provided that if the Nominating Party or its affiliates sell less than such amount, the Nominating Party shall provide you with prompt notice of such sales and you and such individuals will be permitted to sell in the aggregate a pro rata amount.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you.  This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

JANA PARTNERS LLC

By:
Name:
Title:

Agreed to and accepted as
of the date first written above:

___________________________
Name:

ANNEX A

The “First Profit Participation Amount” shall be equal to [•]% ([•] bps) of the net profits (net of all expenses including other advisory and consulting fees including profit participations), if any, from investments in Company Shares made by funds managed by JANA Partners LLC or its affiliates (the “JANA Funds”) above the closing price of the Company Shares on the trading day prior to the date of this Agreement.  The “Second Profit Participation Amount” shall be equal to [•]% ([•] bps) of the net profits (net of all expenses including other advisory and consulting fees including profit participations), if any, from investments in Company Shares made by the JANA Funds above the closing price of the Company Shares on the trading day prior to the date of this Agreement.  The First Profit Participation Amount and the Second Profit Participation Amount are collectively referred to herein as the “Profit Participation Amounts”.

You will receive the applicable Profit Participation Amount following the disposition of all Company Shares held by the JANA Funds, provided that if the JANA Funds hold any Company Shares on the third anniversary of this Agreement the applicable Profit Participation Amount shall be (i) paid as if those shares had been disposed of and (ii) calculated based on the average sale price of any Company Shares previously disposed of and the current market price of any Company Shares still held by the JANA Funds.  The shares of any new entity which are issued by the Company to its shareholders including the JANA Funds in a spin-off, rights offering or similar transaction (less the amount of consideration, if any, required to be paid by shareholders for such shares) prior to payment of the applicable Profit Participation Amount shall be considered “Company Shares” for the purpose of this Annex A and the average sale price of such shares (less the amount of consideration, if any, required to be paid by shareholders for such shares) shall be aggregated with the aggregate sale price of the Company Shares for the purposes of the calculations provided for in the previous paragraph.

You understand and agree that the compensation described in this Agreement may not be paid to you, and you further agree to refund any compensation already paid to you, in the event that this Agreement is terminated by JANA for Cause. "Cause" shall mean (i) fraud or willful misconduct by you, (ii) a material violation by you of applicable laws, or (iii) your refusal to serve as a nominee for the Board of Directors of the Company or as a member of the Board of Directors of the Company.